Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A
(Form Type)

Hersha Hospitality Trust
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$849,004,230.00 (1)	0.0001102	$93,560.27 (2)

Fees Previously Paid	—		—

Total Transaction Valuation	$849,004,230.00

Total Fees Due for Filing			$93,560.27

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$93,560.27

(1) The Proposed Maximum Aggregate Value of the Transaction was calculated as follows:

i.
Title of each class of securities to which the transaction applies: (a) Priority Class A common shares of beneficial interest, par value $0.01 per share (“Company Common Shares”) of Hersha Hospitality Trust (the “Company”); (b) Company 6.875% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (“Company Series C Preferred Shares”); (c) Company 6.50% Series D Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (“Company Series D Preferred Shares”); (d) Company 6.50% Series E Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (“Company Series E Preferred Shares” and together with the Company Series C Preferred Shares and Company Series D Preferred Shares, “Company Preferred Shares”); (e) Company Partnership Units (as defined in that certain Amended and Restated Company Operating Partnership Agreement of Hersha Hospitality Limited Partnership, dated as of January 26, 1999, as amended from time to time (the “Company Operating Partnership Agreement”)); and (f) Company LTIP Units (as defined in Company Operating Partnership Agreement).

ii.
Aggregate number of securities to which the transaction applies: As of the close of business on September 21, 2023 (the “Determination Date”), (1) the maximum number of Company Common Shares to which this transaction applies is estimated to be 40,104,916 Company Common Shares (including 91,686 Company Common Shares subject to issuance pursuant to outstanding restricted share awards (“Company Restricted Share Awards”)); (2) the maximum number of Company Preferred Shares to which this transaction applies is estimated to be 14,703,214, which consists of: (a) 3,000,000 issued and outstanding Company Series C Preferred Shares, (b) 7,701,700 issued and outstanding Company Series D Preferred Shares, and (c) 4,001,514 issued and outstanding Company Series E Preferred Shares; and (3) the maximum number of Company Partnership Units to which this transaction applies is estimated to be 8,037,472, which consists of: (a) 1,755,193 issued and outstanding Company Partnership Units, and (b) 6,282,279 Company Partnership Units subject to issuance upon conversion of 6,282,279 Company LTIP Units.

iii.
Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the Determination Date, the underlying value of the transaction was calculated as the sum of: (a) the product of 40,104,916 Company Common Shares (including 91,686 Company Common Shares subject to issuance pursuant to outstanding Company Restricted Share Awards) multiplied by the merger consideration of $10.00; (b) the product of 3,000,000 Company Series C Preferred Shares multiplied by $25.00 (the “Preferred Merger Consideration”); (c) the product of 7,701,700 Company Series D Preferred Shares multiplied by the Preferred Merger Consideration; (d) the product of 4,001,514 Company Series E Preferred Shares multiplied by the Preferred Merger Consideration; (e) the product of 1,755,193 Company Partnership Units multiplied by $10.00 (the “OP Merger Consideration”); and (f) the product of 6,282,279 Company Partnership Units subject to issuance upon conversion of 6,282,279 Company LTIP Units multiplied by the OP Merger Consideration.

(such sum, the “Total Consideration”).

(2) In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.0001102.